Exhibit 99.1

DGSE Reports Financial Results for Third Quarter of 2012

DALLAS--(BUSINESS WIRE)--November 13, 2012--DGSE Companies, Inc. (NYSE MKT: DGSE) today announced the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012. On October 31, 2012 DGSE filed its restated Consolidated Financial Statements for the fiscal year ended December 31, 2010 and its Consolidated Financial Statements for the fiscal year ended December 31, 2011, and its Forms 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012, respectively. With today’s filing and the October 31, 2012 filings, DGSE is current in its public company reporting obligations under the Securities Exchange Act of 1934, as amended. DGSE believes it is fully in compliance with the listing requirements of NYSE MKT, LLC.

“We are pleased to have the restatement process firmly behind us,” said James Vierling, Chairman, Chief Executive Officer and President of DGSE Companies, Inc. “While DGSE would have been profitable without the one-time restatement expenses presented in this filing, it is clear that we now need to turn our focus to expanding revenues and margins while reducing costs wherever possible.”

Mr. Vierling continued, “We believe that with the filing of our results for the fiscal quarter ended September 30, 2012, DGSE’s new management has further demonstrated its commitment to timely, accurate reporting for our shareholders. The Company believes it is fully compliant with its listing requirements, and looks forward to the resumption of trading of its common shares on NYSE MKT in the very near future.”

Third Quarter 2012 Results

In the quarter ended September 30, 2012, sales decreased by $15.0 million or 34%, to $29.0 million, as compared to $44.0 million during the same period in 2011. The decrease was primarily driven by significantly lower sales of bullion, with moderate decreases across other categories. These decreases were partially offset by the acquisition of SBT, Inc. (“SBT”) in September of 2011, which added revenues of $7.8 million during the three months ended September 30, 2012, an increase of $4.5 million over the same period in 2011.

For the quarter, cost of sales decreased by $17.0 million, or 43% to $22.8 million, as compared to $39.8 million during the same period in 2011, primarily driven by lower sales. Cost of sales as a percentage of revenue decreased from 90.4% in 2011 to 78.6% in 2012 primarily due to higher margins on the SBT business, as well as reduced sales of bullion which carry significantly lower margins than other categories.

Selling, General & Administrative (“SG&A”) expenses increased by $3.3 million, or 107% to $6.4 million for the quarter, as compared to $3.1 million during the same period in 2011. $1.6 million of this increase is due to the addition of the SBT stores, while the opening of four new non-SBT stores added $870,000 in the current period, related to increased advertising, salaries, payroll taxes, building rent and other costs. $1.4 million of the $3.3 million SG&A increase were one-time expenses related to professional fees associated with the restatement of our financial statements, and the related Securities and Exchange Commission (“SEC”) investigation. These additional expenses were partially offset by cost reduction efforts in the Company’s legacy operations.

In March 2012, current management decided to discontinue the operations of the Company’s Superior Galleries subsidiary due to the lack of profitability and our belief that it was unlikely that profitability would be reached in the foreseeable future. The Company officially discontinued operations in June of 2012 but recognized losses beginning in the first quarter of 2012 as discontinued operations. In the third quarter of 2012, the discontinued operations of Superior Galleries generated a net loss of $108,000. As of the third quarter of 2012 the Company believes that it has recognized all material losses related to the discontinued operations of Superior Galleries.

In the third quarter of 2011 the Company had a loss on settlement of debt with a related party of $1.7 million which decreased to $0 in the third quarter of the current year. The prior year loss was incurred in connection with the issuance of 400,000 shares of our common stock to NTR Metals, LLC, our majority stockholder (“NTR”), in exchange for $2,000,000 in debt forgiveness.

Prior to the charge to discontinued operations, the Company had a loss from continuing operations of $428,000 for the third quarter of 2012. Net loss after discontinued operations for the quarter was $536,000.

Excluding discontinued operations and one-time expenses associated with the restatement of our financial statements the Company would have generated a profit of $1.0 million for the quarter.

Year to Date 2012 Results

For the nine months ended September 30, 2012 sales decreased by $7.2 million, or 7.4%, to $90.4 million, as compared to $97.6 million during the same period in 2011. The decrease was primarily driven by significantly lower sales of bullion, with moderate decreases across other segments. These decreases were partially offset by the acquisition of SBT in September of 2011, which added revenues of $22.3 million during the nine months ended September 30, 2012, an increase of $19.0 million over the same period in 2011.

For the nine months ended September 30, 2012, cost of sales decreased by $14.3 million, or 16.3%, to $73.4 million, as compared to $87.7 million during the same period in 2011. Cost of sales as a percentage of revenue decreased from 89.9% in 2011 to 81.2% in 2012 primarily due to higher margins on the SBT business, as well as reduced sales of bullion, which carry significantly lower margins than other categories.

SG&A expenses increased by $10.3 million, or 134%, to $18.0 million, as compared to $7.7 million during the same period in 2011. $5.4 million of this increase is due to the addition of the SBT stores, while the opening of four new non-SBT stores added $2.2 million in the current year, due to increased advertising, salaries, payroll taxes, building rent and other costs. Year to date, the Company has incurred $2.7 million in professional fees associated with the restatement of our financial statements, and the related SEC investigation.

For the nine months, the Company recognized losses from the discontinued operations of Superior Galleries of $768,000. As of the third quarter of 2012 the Company believes that it has recognized all material losses related to the discontinued operations of Superior Galleries.

As noted earlier, in 2011 the Company had a loss on settlement of debt with a related party of $1.7 million which decreased to $0 in the current year. The prior year loss was incurred in connection with the issuance of 400,000 shares of our common stock to NTR, our majority stockholder, in exchange for $2,000,000 in debt forgiveness.

Prior to the charge to discontinued operations, the Company had a loss from continuing operations of $1.7 million for the nine months ended September 30, 2012. Net loss after discontinued operations for the period was $2.4 million.

Excluding discontinued operations and one-time expenses associated with the restatement of our financial statements the Company would have generated a profit of $1.1 million for the three quarters ended September 30, 2012.

Summary

“While the overall market for precious metals has been much softer in 2012 compared to the record setting 2011, where gold hit an all-time high, DGSE was able to largely mitigate the impact of revenue losses through significant margin improvements and the addition of SBT’s stores, which have added over $22 million in revenue in the first three quarters of 2012,” stated Mr. Vierling. “Although the Company’s continuing operations lost $1.7 million year to date, we have incurred $2.7 million in one-time costs associated with the restatement of our financial statements. Excluding these one-time expenses and the Company’s discontinued operations, the Company would have earned over $1 million year to date.”

“The restatement effort has been a significant drag on both the Company’s expenses and new management’s attention this year. With the restatement behind us, DGSE is highly focused on opening new stores, growing its existing business and reducing costs wherever possible,” stated Mr. Vierling. “We also look forward to the resumption of trading for our stock. While we have greatly appreciated the expression of support from many of our key stockholders, especially our majority stockholder NTR, we know that the trading halt has been difficult and frustrating. We are absolutely committed to ensuring transparency and liquidity for our shareholders in the future,” concluded Mr. Vierling.

Shareholder Relations

If you would like to schedule an individual meeting with DGSE management please call 972-481-3820 or email investorrelations@dgse.com with your meeting request.

About DGSE Companies, Inc.

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, North Carolina, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com.

The Company is headquartered in Dallas, Texas, and its common stock trades on the NYSE MKT Exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,775,962	$5,976,928
Trade receivables	1,439,394	1,578,892
Inventories	11,692,290	10,717,291
Prepaid expenses	225,068	84,971
Current assets related to continuing operations	16,132,714	18,358,082

Assets related to discontinued operations	64,678	1,311,929

Total current assets	16,197,392	19,670,011

Property and equipment, net	4,856,470	4,420,704
Intangible assets, net	3,226,722	3,397,367
Other assets	208,049	160,491

Total assets	$24,488,633	$27,648,573

LIABILITIES
Current Liabilities:
Line of credit	$-	$2,999,887
Current maturities of long-term debt	180,920	451,674
Current maturities of capital leases	27,094	21,184
Accounts payable-trade	2,612,258	1,497,492
Accrued expenses	787,244	3,017,394
Customer deposits and other liabilities	2,455,493	1,836,748

Current liabilities related to continuing operations	6,063,009	9,824,379

Liabilities related to discontinued operations	12,222	54,454

Total current liabilities	6,075,231	9,878,833

Line of credit, related party	3,583,358	-
Long-term debt, less current maturities	1,874,000	2,447,336
Capital leases, less current maturities	7,534	30,914
Total liabilities	11,540,123	12,357,083

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	121,755	121,639
Additional paid-in capital	34,045,654	33,942,579
Accumulated deficit	(21,218,899)	(18,772,728)
Total stockholders' equity	12,948,510	15,291,490

Total liabilities and stockholders' equity	$24,488,633	$27,648,573

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
		As Restated		As Restated
Revenue:
Sales	$28,975,063	$44,014,649	$90,374,423	$97,627,732

Costs and expenses:
Cost of goods sold	22,787,722	39,795,575	73,447,142	87,740,414
Selling, general and administrative expenses	6,431,750	3,101,560	18,030,768	7,712,328
Depreciation and amortization	152,337	5,899	448,260	165,993
	29,371,809	42,903,034	91,926,170	95,618,735

Operating (loss) income	(396,746)	1,111,615	(1,551,747)	2,008,997

Other expense (income) :
Loss on settlement of debt with related party	-	1,720,000	-	1,720,000
Other income, net	(41,202)	-	(127,596)	(1,745)
Interest expense	72,677	174,296	253,796	437,889
	31,475	1,894,296	126,200	2,156,144

Loss from continuing operations before income taxes	(428,221)	(782,681)	(1,677,947)	(147,147)

Income tax expense	-	-	-	-

Loss from continuing operations	(428,221)	(782,681)	(1,677,947)	(147,147)

Discontinued operations:
Loss from discontinued operations, net of taxes of $0	(107,669)	(101,366)	(768,225)	(303,625)

Net loss	$(535,890)	$(884,047)	$(2,446,172)	$(450,772)

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.04)	$(0.07)	$(0.14)	$(0.01)
Loss from discontinued operations	-	(0.01)	(0.06)	(0.03)
Net loss per share	$(0.04)	$(0.08)	$(0.20)	$(0.04)

Weighted-average number of common shares
Basic	12,175,287	10,441,418	12,175,287	10,441,418
Diluted	12,175,287	10,441,418	12,175,287	10,441,418

CONTACT:
DGSE Companies, Inc.
C. Brett Burford, 972-484-3662
Chief Financial Officer